 As filed with the Securities and Exchange Commission on July 29, 2016

Registration No. 333-212578

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________________________

Form F-10/A
(Amendment No. 1)

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

___________________________________

ALEXCO RESOURCE CORP.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1040	91-0742812
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

Suite 1225, Two Bentall Centre, 555 Burrard Street,

Vancouver, British Columbia, V7X 1M9 Canada

(604) 633-4888

(Address and telephone number of Registrant’s principal executive offices)

DL Services Inc.

Columbia Center, 701 Fifth Avenue, Suite 1600

Seattle, Washington 98104

(206) 903-5448

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

___________________________________

Copies to:

Jason K. Brenkert, Esq. Dorsey & Whitney LLP 1400 Wewatta Street, Suite 400 Denver, CO 80202-5549 (303) 629-3400	Corporate Secretary Alexco Resource U.S. Corp. 7720 East Belleview Ave., Suite B-104 Greenwood Village, Colorado 80111 (303) 862-3929	Corey Dean DuMoulin Black LLP 10th Floor, 595 Howe Street Vancouver, British Columbia Canada V6C 2T5 (604) 602-6808

___________________________________

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)
___________________________________

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒ at some future date (check appropriate box below)
	1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).
	2.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☒ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

___________________________________

Explanatory Note: The Registrant hereby amends its Registration Statement on Form F-10 (333-212578) filed with the Commission on July 18, 2016 (the “Original Registration Statement”) to include the final short form base shelf prospectus filed with the Canadian securities commissions on the date hereof, relating to the future offering of securities of the Registrant in Canada and the United States.

The Registrant previously paid the registration fee of U.S.$3,898.60, in relation to the registration of up to U.S.$38,718,000 aggregate maximum offering price of securities with the Original Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act, or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. See "Plan of Distribution". No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada and the United States Securities and Exchange Commission. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Alexco Resource Corp., at Suite 1225, Two Bentall Centre, 555 Burrard Street, Box 216, Vancouver, British Columbia, V7X 1M9, Telephone (604) 633-4888 and are also available electronically at www.sedar.com.

 PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	July 29, 2016

ALEXCO RESOURCE CORP.
Suite 1225, Two Bentall Centre, 555 Burrard Street,
Vancouver, British Columbia, V7X 1M9

CDN$50,000,000

COMMON SHARES

WARRANTS

SUBSCRIPTION RECEIPTS

UNITS

Alexco Resource Corp. (the "Company" or "Alexco") may offer and issue from time to time, the securities listed above or any combination thereof with the aggregate initial offering price not to exceed Cdn$50,000,000 during the 25 month period that this short form base shelf prospectus (this "Prospectus"), including any amendments thereto, remains effective. The Company's securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement ("Prospectus Supplement").

The specific terms of the securities offered in a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable (i) in the case of common shares, the number of common shares offered, the offering price and any other specific terms; (ii) in the case of warrants, the designation, number and terms of the securities issuable upon exercise of the warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the warrants are issued and any other specific terms; (iii) in the case of subscription receipts, the designation, number and terms of the securities issuable upon satisfaction of certain release conditions, any procedures that will result in the adjustment of these numbers, any additional payments to be made to holders of subscription receipts upon satisfaction of the release conditions, the terms of the release conditions, the terms governing the escrow of all or a portion of the gross proceeds from the sale of the subscription receipts, terms for the refund of all or a portion of the purchase price for the subscription receipts in the event that the release conditions are not met or any other specific terms; and (iv) in the case of units, the designation, number and terms of the common shares, warrants or subscription receipts comprising the units. A Prospectus Supplement may include specific variable terms pertaining to the above-described securities that are not within the alternatives or parameters set forth in this Prospectus.

All shelf information permitted under applicable securities laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus to the extent required by applicable securities laws. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the securities to which the Prospectus Supplement pertains.

This offering is made by a Canadian issuer that is permitted under a multijurisdictional disclosure system adopted by the United States and Canada ("MJDS") to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors in the United States should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board (“IASB”) may not be comparable to financial statements of United States companies. Such financial statements are subject to Canadian auditing and auditor independence standards in addition to the standards of the Public Company Accounting Oversight Board (United States) and the United States Securities and Exchange Commission ("SEC") independence standards.

Prospective investors should be aware that the acquisition and disposition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. Prospective Investors should read the tax discussion contained in any applicable Prospectus Supplement with respect to a particular offering of the securities. See "Certain Income Tax Considerations" in this Prospectus.

The enforcement of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is existing under the laws of British Columbia, Canada, most of its officers and directors are residents of Canada, that some or all of the experts named in this Prospectus are residents of Canada, and most of the assets of the Company and the assets of said persons are located outside the United States. See "Enforcement of Civil Liabilities" in this Prospectus.

NEITHER THE SEC, NOR ANY STATE SECURITIES REGULATOR, HAS APPROVED OR DISAPPROVED THE SECURITIES OFFERED HEREBY OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

An investment in our securities involves a high degree of risk. You should carefully read the "Risk Factors" section detailed in this Prospectus.

This Prospectus constitutes a public offering of the securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. Alexco may offer and sell securities to, or through, underwriters or dealers and also may offer and sell certain securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. The Prospectus Supplement relating to each issue of securities offered thereby will set forth the names of any underwriters, dealers, or agents involved in the offering and sale of such securities and will set forth the terms of the offering of such securities, the method of distribution of such securities, including, to the extent applicable, the proceeds to the Company and any fees, discounts or any other compensation payable to underwriters, dealers or agents, and any other material terms of the plan of distribution. No underwriter has been involved in the preparation of, or has performed a review of, the contents of this Prospectus.

Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, securities may be offered at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers at the time of sale, which prices may vary as between purchasers and during the period of distribution of the securities.

In connection with any offering of securities (unless otherwise specified in a Prospectus Supplement), other than an "at-the-market distribution", the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See "Plan of Distribution".

The Company's common shares are listed on the Toronto Stock Exchange (the "TSX") under the symbol "AXR" and the NYSE MKT LLC (the "NYSE MKT") under the symbol "AXU". Unless otherwise specified in a Prospectus Supplement, there is no market through which the Company's warrants or subscription receipts may be sold and you may not be able to resell any of such securities, purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of such securities on the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See "Risk Factors".

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this Prospectus. Alexco has not authorized anyone to provide you with different information. Alexco is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should bear in mind that although the information contained in this Prospectus and any Prospectus Supplement is accurate as of any date on the front of such documents, such information may also be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this Prospectus and by any subsequently filed prospectus amendments.

This Prospectus provides a general description of the securities that the Company may offer. Each time the Company sells securities under this Prospectus, it will provide you with a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any securities, you should read both this Prospectus and any applicable Prospectus Supplement together with additional information described below under "Documents Incorporated by Reference" and "Available Information".

Unless stated otherwise or the context otherwise requires, all references to dollar amounts in this Prospectus and any Prospectus Supplement are references to Canadian dollars. References to "$" or "Cdn$" are to Canadian dollars and references to "US$" are to U.S. dollars. See "Exchange Rate Information". The Company's financial statements that are incorporated by reference into this Prospectus and any Prospectus Supplement have been prepared in accordance with IFRS.

Unless the context otherwise requires, references in this Prospectus and any Prospectus Supplement to "Alexco", the "Company", "we", "us" or "our" includes Alexco Resource Corp. and each of its material subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference into this Prospectus contain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian securities laws (together, "forward-looking statements") concerning the Company's business plans, including, but not limited to, anticipated results and developments in Alexco's operations in future periods, planned exploration and development of its mineral properties, plans related to its business and other matters that may occur in the future.

Forward-looking statements may include, but are not limited to, statements with respect to the amendments to the silver purchase agreement with Silver Wheaton Corp. ("Silver Wheaton") and its impact on the Company, additional capital requirements to pay, if the Company so chooses, the US$20 million payment under the amendments to the silver purchase agreement with Silver Wheaton, additional capital requirements to finance the capacity related refund under the silver purchase agreement with Silver Wheaton, additional capital requirements to fund further exploration and development work on the Company's properties, future remediation and reclamation activities, future mineral exploration, the estimation of mineral reserves and mineral resources, the realization of mineral reserve and mineral resource estimates, future mine construction and development activities, future mine operation and production, the timing of activities, the amount of estimated revenues and expenses, the success of exploration activities and permitting time lines. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects", "anticipates", "plans", "estimates", "intends", "strategy", "goals", "objectives" or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be "forward-looking statements".

Forward-looking statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and certain assumptions that management believes are reasonable at the time they are made. In making the forward-looking statements in this Prospectus, the Company has applied several material assumptions, including, but not limited to, the assumption that: (1) additional financing needed for certain contingent payment obligations to Silver Wheaton and, if the Company chooses to proceed with certain amendments of its agreement with Silver Wheaton, for payments to Silver Wheaton will be available on reasonable terms; (2) additional financing needed for the capacity related refund under the silver purchase agreement with Silver Wheaton will be available on reasonable terms; (3) additional financing needed for further exploration and development work on the Company's properties will be available on reasonable terms; (4) the proposed development of its mineral projects will be viable operationally and economically and proceed as planned; (5) market fundamentals will result in sustained silver, gold, lead and zinc demand and prices, and such prices will not be materially lower than those estimated by management in preparing the annual financial statements for the year ended December 31, 2015 and the interim financial statements for the quarter ended March 31, 2016; (6) market fundamentals will result in sustained silver, gold, lead and zinc demand and prices, and such prices will be materially consistent with or more favourable than those anticipated in the PEA (as defined under "Documents Incorporated by Reference"); (7) the actual nature, size and grade of its mineral resources are materially consistent with the resource estimates reported in the supporting technical reports; (8) labor and other industry services will be available to us at prices consistent with internal estimates; (9) the continuances of existing and, in certain circumstances, proposed tax and royalty regimes; and (10) that other parties will continue to meet and satisfy their contractual obligations to the Company. Statements concerning mineral reserve and resource estimates may also be deemed to constitute forward-looking information to the extent that they involve estimates of the mineralization that will be encountered if the property is developed.

Financial outlook information about potential future cash flows contained in this prospectus or in a document incorporated by reference is based on assumptions about future events, including economic conditions and proposed courses of action, based on management's assessment of the relevant information currently available. Readers are cautioned that any such financial outlook information should not be used for purposes other than for which it is disclosed.

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	commodity price fluctuations including future prices of silver, gold, lead and zinc;

•	risks related to the Company's ability to finance the development of its mineral properties;

•	risks related to the Company's ability to finance the amendments to the underlying silver purchase agreement with Silver Wheaton, if the Company chooses to proceed with such amendments;

•	risks related to the Company's ability to finance the capacity related refund under the silver purchase agreement with Silver Wheaton;

•	risks related to the Company's ability to commence production and generate material revenues or obtain adequate financing for its planned exploration and development activities;

•	the risk that permits and governmental approvals necessary to develop and operate mines on the Company's properties will not be available on a timely basis or at all;

•	uncertainty of capital costs, operating costs, production and economic returns;

•	the Company's need to attract and retain qualified management and technical personnel;

•	uncertainty of production at the Company's mineral exploration properties;

•	risks and uncertainties relating to the interpretation of drill results, the geology, grade and continuity of the Company's mineral deposits;

•	mining and development risks, including risks related to accidents, equipment breakdowns, labour disputes or other unanticipated difficulties with or interruptions in development, construction or production;

•	risks related to governmental regulation, including environmental regulation;

•	risks related to reclamation activities on the Company's properties;

•	uncertainty related to title to the Company's mineral properties;

•	uncertainty related to unsettled aboriginal rights and title in the Yukon Territory;

•	the Company's history of losses and expectation of future losses;

•	uncertainty as to the Company's ability to acquire additional commercially mineable mineral rights;

•	variations in interest rates and foreign exchange rates; and

•	increased competition in the mining industry.

This list is not exhaustive of the factors that may affect any of the Company's forward-looking statements and new risk factors may emerge from time to time. Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in this Prospectus under the heading "Risk Factors" and elsewhere in this Prospectus. Readers should also carefully consider the matters discussed in the documents incorporated by reference into this Prospectus, including the Annual Information Form, Annual MD&A and Interim MD&A, as defined below. The Company does not assume any obligation to update forward-looking statements, except as required by Canadian securities laws, if circumstances or management's beliefs, expectations or opinions should change. For the reasons set forth above, investors should not place undue reliance on forward-looking information.

CAUTIONARY NOTE TO UNITED STATES INVESTORS CONCERNING MINERAL RESERVE AND RESOURCE ESTIMATES

This Prospectus and the documents incorporated by reference herein have been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of United States securities laws. The terms "mineral reserve", "proven mineral reserve" and "probable mineral reserve" are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects ("NI 43-101") and the Canadian Institute of Mining, Metallurgy and Petroleum (the "CIM") – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in the SEC's Industry Guide 7 under the United States Securities Act of 1933, as amended. Under SEC Industry Guide 7 standards, mineralization cannot be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally extracted at the time the reserve determination is made. As applied under SEC Industry Guide 7, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves, and all necessary permits and government authorizations must be filed with the appropriate governmental authority.

In addition, the terms "mineral resource", "measured mineral resource", "indicated mineral resource" and "inferred mineral resource" are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that all or any part of a mineral deposit in these categories will ever be converted into reserves. "Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of "contained ounces" in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

Accordingly, information concerning mineral deposits contained in this Prospectus and the documents incorporated by reference herein may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

EXCHANGE RATE INFORMATION

All dollar amounts set forth in this Prospectus are expressed in Canadian dollars, except where otherwise indicated. References to Canadian dollars, CDN$ or $ are to the currency of Canada. References to US dollars or US$ are to the currency of the United States.

The following table sets forth, for the periods indicated, the exchange rate of United States dollars into Canadian dollars at the end of each such period, the average exchange rate during each such period and the range of high and low rates for each such period.

	Period January 1, 2016	Calendar Year Ended December 31,
	to March 31, 2016	2015	2014
High(1)	$1.4589	$1.3990	$1.1643
Low(1)	$1.2962	$1.1728	$1.0614
Average(2)	$1.3732	$1.2787	$1.1045
Closing(1)	$1.2971	$1.3840	$1.1601

Notes:

(1)	The exchange rates are nominal quotations (not buying or selling rates) of the daily noon exchange rates published by the Bank of Canada and are intended for statistical purposes.

(2)	The average rate means the average of the daily noon exchange rates during the selected period.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in British Columbia, Alberta, Ontario, Saskatchewan and Manitoba (the "Commissions"). Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Alexco at Suite 1225, Two Bentall Centre, 555 Burrard Street, Box 216, Vancouver, British Columbia, V7X 1M9, Canada, Telephone: (604) 633-4888 and are also available electronically on SEDAR which can be accessed electronically at www.sedar.com.

The following documents of the Company, which have been filed with the Commissions, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

a.	the management information circular of Alexco dated April 29, 2016 prepared in connection with Alexco's annual general meeting of shareholders held on June 9, 2016 (the "Information Circular"), filed on SEDAR on May 2, 2016;

b.	the unaudited interim condensed consolidated financial statements of Alexco for the three months ended March 31, 2016 and 2015, together with the notes thereto and related management's discussion and analysis (the "Interim MD&A"), filed on SEDAR on May 11, 2016;

c.	the annual information form of Alexco (the "Annual Information Form") dated March 23, 2016 for the year ended December 31, 2015 and filed on SEDAR on March 23, 2016;

d.	the audited consolidated financial statements of Alexco for the years ended December 31, 2015, 2014 and 2013, together with the notes thereto and the auditors' report thereon and related management's discussion and analysis (the "Annual MD&A"), filed on SEDAR on March 23, 2016;

e.	material change report dated April 29, 2016 in respect of the announcement of a private placement of units, filed on SEDAR on April 29, 2016; and

f.	material change report dated May 24, 2016 in respect of the completion of the private placement of units for aggregate gross proceeds of $13,007,966 completed on May 17, 2016, filed on SEDAR on May 24, 2016.

Any annual information form, material change reports (excluding confidential material change reports), any interim and annual consolidated financial statements and related management discussion and analysis, information circulars (excluding those portions that, pursuant to National Instrument 44-101 of the Canadian Securities Administrators, are not required to be incorporated by reference herein), any business acquisition reports, any news releases or public communications containing financial information about the Company for a financial period more recent than the periods for which financial statements are incorporated herein by reference, and any other disclosure documents required to be filed pursuant to an undertaking to a provincial or territorial securities regulatory authority that are filed by the Company with various securities commissions or similar authorities in Canada after the date of this Prospectus and prior to the termination of this offering under any Prospectus Supplement, shall be deemed to be incorporated by reference in this Prospectus.

Any similar document filed by the Company with, or furnished by the Company to, the SEC pursuant to pursuant to section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus and filed as exhibits to the registration statement of which this Prospectus forms a part (in the case of any Report on Form 6-K, if and to the extent provided in such report).

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

A Prospectus Supplement containing the specific terms of an offering of securities, updated disclosure of earnings coverage ratios, if applicable, and other information relating to the securities, will be delivered to prospective purchasers of such securities together with this Prospectus and the applicable Prospectus Supplement and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the securities covered by that Prospectus Supplement.

Upon a new annual information form and the related annual financial statements being filed by the Company with, and, where required, accepted by, the applicable securities commissions or similar regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all quarterly financial statements, material change reports and information circulars filed prior to the commencement of the Company's financial year in which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of securities hereunder.

SUMMARY DESCRIPTION OF BUSINESS

As used in this Prospectus, the terms "we", "us", "our", "Alexco" and "the Company" refer to Alexco Resource Corp. and its subsidiaries unless the context otherwise requires.

The Company was incorporated under the Business Corporations Act (Yukon) on December 3, 2004 under the name "Alexco Resource Corp.", and on December 28, 2007, the Company was continued into British Columbia under the Business Corporations Act (British Columbia).

The Company's head office is located at Suite 1225, Two Bentall Centre, 555 Burrard Street, Box 216, Vancouver, British Columbia, V7X 1M9, and its registered and records office is located at 10th Floor, 595 Howe Street, Vancouver, British Columbia, V6C 2T5. The Company's common shares are listed for trading on the TSX under the symbol "AXR" and the NYSE MKT under the symbol "AXU".

The following chart depicts the Company's corporate structure together with the jurisdiction of incorporation of each of the Company's subsidiaries. All ownership is 100%.

General

Alexco operates two principal businesses: (i) a mining business, comprised of mineral exploration and mine development and operation in Canada, primarily in Yukon Territory; and (ii) through its Alexco Environmental Group Division ("AEG"), provision of a variety of mine and industrial site related environmental services including management of the regulatory and environmental permitting process, environmental assessments, and reclamation and closure planning in Canada, the United States and elsewhere. At December 31, 2015, Alexco had 60 permanent and seasonal employees. A total of 7 were employed in the care and maintenance of the Bellekeno mine and mill site care and maintenance, and a further 2 were employed in mineral exploration and evaluation activities. A total of 44 were employed in the environmental services business, with the remaining 7 employed in respect of executive management and administrative support.

Mining Business

Alexco's principal mining business activities are currently being carried out within the Keno Hill District in Yukon Territory. Alexco's mineral property holdings within the Keno Hill District span a significant majority of the regional area, and most of the former mines. Within the eastern portion of the Keno Hill District, the property encompasses the Flame & Moth, Bellekeno and Lucky Queen deposits. Resource estimates have also been prepared with respect to the Onek, Bermingham and Elsa Tailings properties. Alexco holds several other property interests within the Keno Hill District, including but not limited to the Silver King, Husky and McQuesten properties, which may potentially become material properties depending on the results of exploration programs Alexco may carry out on them in the future.

SRK Consulting (Canada) Inc. prepared the technical report dated December 10, 2014 entitled "Updated Preliminary Economic Assessment for the Keno Hill Silver District Project – Phase 2, Yukon, Canada" in respect of Alexco’s material properties within the Keno Hill District, which report is available at www.sedar.com.

Environmental Services

Alexco's environmental services division, AEG, is in the business of managing risk and unlocking value at mature, closed or abandoned sites through integration and implementation of Alexco's core competencies, which include management of environmental services, implementation of innovative treatment technologies, execution of site reclamation and closure operations, and, if appropriate, rejuvenation of exploration and development activity. Alexco's principal markets for these services are in Canada, the United States and elsewhere, with the Canadian market serviced primarily through its subsidiaries, Alexco Environmental Group Inc. (formerly Access Mining Consultants Ltd.) ("AEG Canada") and Elsa Reclamation & Development Company Ltd. ("ERDC"), the U.S. market through Alexco Environmental Group (US) Inc. (formerly Alexco Resource U.S. Corp.) ("AEG US") and the balance of the Americas through either AEG Canada or AEG US. Alexco provides its services to a range of industrial sectors, but with a particular focus on current and former mine sites.

Alexco offers its clients a unique combination of environmental remediation expertise in the area of site reclamation and closure, an ability to manage complex permitting and regulatory programs on a turnkey basis, and strong operations management. In addition, Alexco seeks to strategically leverage off its environmental services group, accessing opportunities to enhance asset value through effective liability risk management and efficient site operations. This is accomplished through unlocking potential exploration and development opportunities at contaminated or abandoned sites through cost effective and responsible environmental remediation and liability transfer.

Alexco executes its environmental services business plan by using and applying its intellectual property assets and the specialized skill sets and knowledge it maintains in-house. While there are a significant number of firms providing environmental services in North America, these assets, skill sets and knowledge provide Alexco with a strong competitive advantage. Consolidated revenues from environmental services in the year ended December 31, 2015 totaled $14,662,000, compared to $14,925,000 in 2014, all of which were derived from sales to external unrelated parties. During the 2015 fiscal year, Alexco recorded revenues from two customers representing 10% or more of total environmental services revenue, in the amounts of $4,731,000 and $2,556,000 respectively. During 2014, Alexco similarly had two customers representing 10% or more of total revenue, in the amounts of $4,836,000 and $4,471,000 respectively. Alexco's largest single customer is Government of Canada ("Government"), with a substantial component of Government revenues earned from the Federal Government's Indigenous and Northern Affairs Canada.

Recent Developments

Subsequent to the filing of its Annual Information Form, Alexco appointed Elaine Sanders as an additional director of the Company. Information regarding Ms. Sanders’ occupation and security holdings as at the date of this prospectus are set out below:

Name and Jurisdiction of Residence	Office or Position Held	Principal Occupation During the Past Five Years	Previous Service as a Director	Securities Beneficially Owned, Controlled or Directed, Directly or Indirectly
Elaine Sanders(1) British Columbia, Canada	Director	Vice President, Chief Financial Officer and Corporate Secretary of NOVAGOLD Resources Inc. (2011-2012); Vice President Finance and Corporate Secretary and Corporate Secretary of NOVAGOLD Resources Inc. (2006-2011); Chief Financial Officer and Corporate Secretary of NovaCopper Inc. since 2011	Since June 28, 2016	58,000 Common Shares and 150,000 Stock Options

Notes:

(1)	Member of the Company’s audit committee and nominating and corporate governance committee.

RISK FACTORS

An investment in any securities of the Company is speculative and involves a high degree of risk due to the nature of Alexco's business and the present stage of development of its mineral properties. The following risk factors, as well as risks not currently known to the Company, could materially adversely affect the Company's future business, financial condition, results of operations and prospects and could cause them to differ materially from the forward-looking statements relating to the Company. Before deciding to invest in any securities, investors should consider carefully the risk factors set tout below, those contained in the section entitled "Cautionary Note Regarding Forward-Looking Statements" above, those contained in the documents incorporated by reference in this Prospectus and those described in any Prospectus Supplement, including those described in the Company's historical consolidated financial statements, the related notes thereto and the Company's Annual Information Form.

The following risk factors, as well as risks not currently known to the Company or that the Company currently deems to be immaterial, could materially adversely affect the Company's future business, financial condition, results of operations earnings and prospects and could cause them to differ materially from the forward-looking statements relating to the Company. While the significant risk factors which the Company believes it faces are discussed below, they do not comprise a definitive list of all risk factors related to the Company's business and operations.

Loss of Investment

An investment in the offered securities is suitable only for those investors who are willing to risk a loss of some or all of their investment and who can afford to lose some or all of their investment.

Negative Cash Flow From Operating Activities

The Company has not yet consistently achieved positive operating cash flow, and there are no assurances that the Company will not experience negative cash flow from operations in the future. The Company has incurred net losses in the past and may incur losses in the future and will continue to incur losses until and unless it can derive sufficient revenues from its mineral projects. Such future losses could have an adverse effect on the market price of the Common Shares, which could cause investors to lose part or all of their investment.

Forward-Looking Statements May Prove Inaccurate

Investors are cautioned not to place undue reliance on forward-looking statements. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, of both a general and specific nature, that could cause actual results to differ materially from those suggested by the forward-looking statements or contribute to the possibility that predictions, assumptions and uncertainties are found in the Prospectus under the heading "Cautionary Note Regarding Forward-Looking Statements".

Dilution

The Company expects to require additional funds to finance its growth and development strategy. In particular, the Company will require additional funds to satisfy its obligations under the amendments to the silver purchase agreement with Silver Wheaton. If the Company elects to raise additional funds by issuing additional equity securities, such financing may substantially dilute the interests of the Company's shareholders. The Company may also issue additional Common Shares in the future pursuant to existing and new agreements in respect of its projects or other acquisitions and pursuant to existing securities of the Company.

Amendments to Silver Purchase Agreement with Silver Wheaton

Certain of the June 16, 2014 amendments to the silver purchase agreement with Silver Wheaton, including the variable production payment based on the spot price of silver, are subject to the Company making a US$20 million payment to Silver Wheaton (see "Summary Description of Business – Recent Developments" in the Annual Information Form, which is incorporated by reference herein). The Company will need to raise additional capital to finance this payment. There is no guarantee that the Company will be able to raise such additional capital. In the event that the Company is unable to raise such additional capital or is otherwise unable to, or elects not to, make such payment, such amendments will not take effect. If the US$20 million payment is not made by December 31, 2016, the variable production payment based on the spot price of silver will not be implemented and, to satisfy the completion test under the silver purchase agreement, the Company will need to recommence operations on the Keno Hill Silver District (“KHSD”) Property and operate the mine and mill at 400 tonnes per day on or before December 31, 2017. Both of these outcomes could materially adversely affect the Company. If the completion test is not satisfied by December 31, 2017, the Company would be required to pay a capacity related refund to Silver Wheaton in the maximum amount of US$9.75 million. The Company would need to raise additional capital to finance the capacity related refund and there is no guarantee that the Company will be able to raise such additional capital. In the event that the Company cannot raise such additional capital, the Company will default under the terms of the silver purchase agreement.

Re-Start of Mining Operations at the Bellekeno Deposit

Mining operations at the Bellekeno deposit were suspended as of early September 2013 as a result of sharp and significant declines in precious metal prices during the second quarter of 2013. Re-start of mining operations is dependent on a number of factors, including sustained improvements in silver markets and the effectiveness of cost structure reduction measures. There is no guarantee that these factors will be achieved and mining operations will re-start.

Exploration, Evaluation and Development

Mineral exploration, evaluation and development involves a high degree of risk and few properties which are explored are ultimately developed into producing mines. With respect to Alexco's properties, should any ore reserves exist, substantial expenditures will be required to confirm ore reserves which are sufficient to commercially mine, and to obtain the required environmental approvals and permitting required to commence commercial operations. Should any mineral resource be defined on such properties there can be no assurance that the mineral resource on such properties can be commercially mined or that the metallurgical processing will produce economically viable and saleable products. The decision as to whether a property contains a commercial mineral deposit and should be brought into production will depend upon the results of exploration programs and/or technical studies, and the recommendations of duly qualified engineers and/or geologists, all of which involves significant expense. This decision will involve consideration and evaluation of several significant factors including, but not limited to: (1) costs of bringing a property into production, including exploration and development work, preparation of appropriate technical studies and construction of production facilities; (2) availability and costs of financing; (3) ongoing costs of production; (4) market prices for the minerals to be produced; (5) environmental compliance regulations and restraints (including potential environmental liabilities associated with historical exploration activities); and (6) political climate and/or governmental regulation and control.

The ability of Alexco to sell, and profit from the sale of any eventual production from any of Alexco's properties will be subject to the prevailing conditions in the marketplace at the time of sale. Many of these factors are beyond the control of Alexco and therefore represent a market risk which could impact the long term viability of Alexco and its operations.

Figures for Alexco's Resources are Estimates Based on Interpretation and Assumptions and May Yield Less Mineral Production Under Actual Conditions than is Currently Estimated

In making determinations about whether to advance any of its projects to development, Alexco must rely upon estimated calculations as to the mineral resources and grades of mineralization on its properties. Until ore is actually mined and processed, mineral resources and grades of mineralization must be considered as estimates only. Mineral resource estimates are imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling which may prove to be unreliable. Alexco cannot be certain that:

•	reserve, resource or other mineralization estimates will be accurate; or

•	mineralization can be mined or processed profitably.

Any material changes in mineral resource estimates and grades of mineralization will affect the economic viability of placing a property into production and a property's return on capital. Alexco's resource estimates have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. Extended declines in market prices for silver, gold, lead, zinc and other commodities may render portions of Alexco's mineralization uneconomic and result in reduced reported mineral resources.

Keno Hill District

While Alexco has conducted exploration activities in the Keno Hill District, other than with respect to Bellekeno, Lucky Queen and Flame & Moth, further review of historical records and additional exploration and geological testing will be required to determine whether any of the mineral deposits it contains are economically recoverable. There is no assurance that such exploration and testing will result in favourable results. The history of the Keno Hill district has been one of fluctuating fortunes, with new technologies and concepts reviving the District numerous times from probable closure until 1989, when it did ultimately close down for a variety of economic and technical reasons. Many or all of these economic and technical issues will need to be addressed prior to the commencement of any future production on the Keno Hill properties.

Mining Operations

Decisions by Alexco to proceed with the construction and development of mines, including Bellekeno, are based on development plans which include estimates for metal production and capital and operating costs. Until completely mined and processed, no assurance can be given that such estimates will be achieved. Failure to achieve such production and capital and operating cost estimates or material increases in costs could have an adverse impact on Alexco's future cash flows, profitability, results of operations and financial condition. Alexco's actual production and capital and operating costs may vary from estimates for a variety of reasons, including: actual resources mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics; short-term operating factors relating to the mineable resources, such as the need for sequential development of resource bodies and the processing of new or different resource grades; revisions to mine plans; risks and hazards associated with mining; natural phenomena, such as inclement weather conditions, water availability, floods and earthquakes; and unexpected labour shortages or strikes. Costs of production may also be affected by a variety of factors, including changing waste ratios, metallurgical recoveries, labour costs, commodity costs, general inflationary pressures and currency rates. In addition, the risks arising from these factors are further increased while any such mine is progressing through the ramp-up phase of its operations and has not yet established a consistent production track record.

Furthermore, mining operations at the Bellekeno mine project were suspended as of early September 2013 as a result of sharp and significant declines in precious metals prices during the second quarter of 2013. Re-start of mining operations is dependent on a number of factors, including sustained improvements in silver markets and the effectiveness of cost structure reduction measures, and the uncertainties around the achievement of these factors are significant.

Employee Recruitment and Retention

Recruitment and retention of skilled and experienced employees is a challenge facing the mining sector as a whole. Exacerbating factors that were specific to Alexco in the past included competitive pressures in labour force demand from the oil sands sector in northern Alberta and the mining and oil & gas sectors in British Columbia, and the fact that Alexco's Keno Hill district is a fly-in/fly-out operation. Alexco has experienced employee recruitment and retention challenges, particularly with respect to mill operators in 2011 and through the first three quarters of 2012. There can be no assurance that such challenges won't continue or resurface, not only with respect to the mill but in other District operational areas as well including mining and exploration. Furthermore, any re-start of mining operations will necessitate the re-hiring of mine and mill personnel.

Permitting and Environmental Risks and Other Regulatory Requirements

The current or future operations of Alexco, including development activities, commencement of production on its properties and activities associated with Alexco's mine reclamation and remediation business, require permits or licenses from various federal, territorial and other governmental authorities, and such operations are and will be governed by laws, regulations and agreements governing prospecting, development, mining, production, taxes, labour standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. Companies engaged in the development and operation of mines and related facilities and in mine reclamation and remediation activities generally experience increased costs and delays as a result of the need to comply with the applicable laws, regulations and permits. There can be no assurance that all permits and permit modifications which Alexco may require for the conduct of its operations will be obtainable on reasonable terms or that such laws and regulations would not have an adverse effect on any project which Alexco might undertake, including but not limited to the Bellekeno mine project.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions. Parties engaged in mining operations or in mine reclamation and remediation activities may be required to compensate those suffering loss or damage by reason of such activities and may have civil or criminal fines or penalties imposed upon them for violation of applicable laws or regulations.

Amendments to current laws, regulations and permits governing operations and activities of mining companies and mine reclamation and remediation activities could have a material adverse impact on Alexco. As well, policy changes and political pressures within and on federal, territorial and First Nation governments having jurisdiction over or dealings with Alexco could change the implementation and interpretation of such laws, regulations and permits, also having a material adverse impact on Alexco. Such impacts could result in one or more of increases in capital expenditures or production costs, reductions in levels of production at producing properties or abandonment or delays in the development of new mining properties.

Environmental Services

A material decline in the level of activity or reduction in industry willingness to spend capital on mine reclamation, remediation or environmental services could adversely affect demand for AEG's environmental services. Likewise, a material change in mining product commodity prices, the ability of mining companies to raise capital or changes in domestic or international political, regulatory and economic conditions could adversely affect demand for AEG's services.

Two of AEG's customers accounted for 32.3% and 17.4%, respectively, of environmental services revenues in the 2015 fiscal year. The loss of, or a significant reduction in the volume of business conducted with, either of these customers could have a significant detrimental effect on Alexco's environmental services business.

The patents which Alexco owns or has access to or other proprietary technology may not prevent AEG's competitors from developing substantially similar technology, which may reduce AEG's competitive advantage. Similarly, the loss of access to any of such patents or other proprietary technology or claims from third parties that such patents or other proprietary technology infringe upon proprietary rights which they may claim or hold would be detrimental to AEG's reclamation and remediation business.

Alexco may not be able to keep pace with continual and rapid technological developments that characterize the market for AEG's environmental services, and Alexco's failure to do so may result in a loss of its market share. Similarly, changes in existing regulations relating to mine reclamation and remediation activities could require Alexco to change the way it conducts its business.

AEG is dependent on the professional skill sets of its employees, some of whom would be difficult to replace. The loss of any such employees could significantly affect AEG's ability to service existing clients, its profitability and its ability to grow its business.

Potential Profitability Of Mineral Properties Depends Upon Factors Beyond the Control of Alexco

The potential profitability of mineral properties is dependent upon many factors beyond Alexco's control. For instance, world prices of and markets for gold, silver, lead and zinc are unpredictable, highly volatile, potentially subject to governmental fixing, pegging and/or controls and respond to changes in domestic, international, political, social and economic environments. Another factor is that rates of recovery of mined ore may vary from the rate experienced in tests and a reduction in the recovery rate will adversely affect profitability and, possibly, the economic viability of a property. Profitability also depends on the costs of operations, including costs of labour, materials, equipment, electricity, environmental compliance or other production inputs. Such costs will fluctuate in ways Alexco cannot predict and are beyond Alexco's control, and such fluctuations will impact on profitability and may eliminate profitability altogether. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for development and other costs have become increasingly difficult, if not impossible, to project. These changes and events may materially affect the financial performance of Alexco.

First Nation Rights and Title

The nature and extent of First Nation rights and title remains the subject of active debate, claims and litigation in Canada, including in the Yukon and including with respect to intergovernmental relations between First Nation authorities and federal, provincial and territorial authorities. There can be no guarantee that such claims will not cause permitting delays, unexpected interruptions or additional costs for Alexco's projects. These risks may have increased after the Supreme Court of Canada decision of June 26, 2014 in Tsilhqot'in Nation v. British Columbia.

Title to Mineral Properties

The acquisition of title to mineral properties is a complicated and uncertain process. The properties may be subject to prior unregistered agreements of transfer or land claims, and title may be affected by undetected defects. Alexco has taken steps, in accordance with industry standards, to verify mineral properties in which it has an interest. Although Alexco has made efforts to ensure that legal title to its properties is properly recorded in the name of Alexco, there can be no assurance that such title will ultimately be secured.

Capitalization and Commercial Viability

Alexco will require additional funds to further explore, develop and mine its properties as well as to fund the amendments to the underlying silver purchase agreement originally dated October 2, 2008 with Silver Wheaton (see "Summary Description of Business – Recent Developments"). Alexco has limited financial resources, and there is no assurance that additional funding will be available to Alexco to carry out the completion of all proposed activities; for additional exploration; for the substantial capital that is typically required in order to place a property into commercial production or for the US$20 million payment in respect of the amendments to the silver purchase agreement with Silver Wheaton. Although Alexco has been successful in the past in obtaining financing through the sale of equity securities, there can be no assurance that Alexco will be able to obtain adequate financing in the future or that the terms of such financing will be favourable. Failure to obtain such additional financing could result in the delay or indefinite postponement of further exploration and development of its properties.

General Economic Conditions May Adversely Affect Alexco's Growth and Profitability

The unprecedented events in global financial markets since 2008 have had a profound impact on the global economy and led to increased levels of volatility. Many industries, including the mining industry, are impacted by these market conditions. Some of the impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global equity, commodity, foreign currency exchange and precious metal markets, and a lack of market liquidity. If the current turmoil and volatility levels continue they may adversely affect Alexco's growth and profitability. Specifically:

•	a global credit/liquidity or foreign currency exchange crisis could impact the cost and availability of financing and Alexco's overall liquidity;

•	the volatility of silver and other commodity prices would impact Alexco's revenues, profits, losses and cash flow;

•	volatile energy prices, commodity and consumables prices and currency exchange rates would impact Alexco's operating costs; and

•	the devaluation and volatility of global stock markets could impact the valuation of Alexco's equity and other securities.

These factors could have a material adverse effect on Alexco's financial condition and results of operations.

Securities of Alexco and Dilution

To further the activities of Alexco to acquire additional properties, Alexco will require additional funds and it is likely that, to obtain the necessary funds, Alexco will have to sell additional securities including, but not limited to, its common stock and/or warrants or other form of convertible securities, the effect of which would result in a substantial dilution of the present equity interests of Alexco's shareholders.

Operating Hazards and Risks

In the course of exploration, development and production of mineral properties, certain risks, and in particular, unexpected or unusual geological operating conditions including rock bursts, cave-ins, fires, flooding and earthquakes may occur. It is not always possible to fully insure against such risks and Alexco may decide not to insure against such risks as a result of high premiums or other reasons. Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of the securities of Alexco.

Adverse weather conditions could also disrupt Alexco's mine reclamation and remediation business and/or reduce demand for Alexco's services.

Competition

Significant and increasing competition exists for mining opportunities internationally. There are a number of large established mining companies with substantial capabilities and far greater financial and technical resources than Alexco. Alexco may be unable to acquire additional attractive mining properties on terms it considers acceptable and there can be no assurance that Alexco's exploration and acquisition programs will yield any new reserves or result in any commercial mining operation.

Certain of Alexco's Directors and Officers are Involved with Other Natural Resource Companies, Which May Create Conflicts of Interest from Time to Time

Some of Alexco's directors and officers are directors or officers of other natural resource or mining-related companies. These associations may give rise to conflicts of interest from time to time. As a result of these conflicts of interest, Alexco may miss the opportunity to participate in certain transactions.

Alexco May Fail to Maintain Adequate Internal Control Over Financial Reporting Pursuant to the Requirements of the Sarbanes-Oxley Act.

Section 404 of the Sarbanes-Oxley Act ("SOX") requires an annual assessment by management of the effectiveness of Alexco's internal control over financial reporting. Alexco may fail to maintain the adequacy of its internal control over financial reporting as such standards are modified, supplemented or amended from time to time, and Alexco may not be able to ensure that it can conclude, on an ongoing basis, that it has effective internal control over financial reporting in accordance with Section 404 of SOX. Alexco's failure to satisfy the requirements of Section 404 of SOX on an ongoing, timely basis could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm Alexco's business and negatively impact the trading price or the market value of its securities. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm Alexco's operating results or cause it to fail to meet its reporting obligations. Future acquisitions of companies, if any, may provide Alexco with challenges in implementing the required processes, procedures and controls in its acquired operations. No evaluation can provide complete assurance that Alexco's internal control over financial reporting will detect or uncover all failures of persons within Alexco to disclose material information otherwise required to be reported. The effectiveness of Alexco's processes, procedures and controls could also be limited by simple errors or faulty judgments. Although Alexco intends to expend substantial time and incur substantial costs, as necessary, to ensure ongoing compliance, there is no certainty that it will be successful in complying with Section 404 of SOX.

Possible Inability to Enforce U.S. Judgments Against Alexco or Its Officers and Directors

Alexco was incorporated under the laws of the Yukon Territory and continued under the laws of the Province of British Columbia, Canada. The majority of Alexco's directors and officers are resident in Canada. Consequently, it may be difficult for United States investors to affect service of process within the United States upon Alexco or upon those directors or officers who are not residents of the United States, or to realize in the United States upon judgments. Judgments of United States courts predicated upon civil liabilities may be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of such persons or Alexco predicted solely upon such civil liabilities.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the net proceeds of any offering of securities under a Prospectus Supplement will be used for general corporate purposes, including funding potential future acquisitions and capital expenditures. More detailed information regarding the use of proceeds from a sale of securities will be included in the applicable Prospectus Supplement.

All expenses relating to an offering of securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the Company's general funds, unless otherwise stated in the applicable Prospectus Supplement.

The Company has incurred negative cash flow from operating activities for its financial year ended December 31, 2015 and the three months ended March 31, 2016. Accordingly, the majority or all of the net proceeds of any offering of securities under a Prospectus Supplement will be used to fund the proposed expenditures set out above or in the applicable Prospectus Supplement as well as other general working capital and administrative expenses which may cause the Company to continue to experience negative cash flow from its operating activities. See also "Risk Factors – Negative Cash Flow from Operating Activities".

PRIOR SALES

The following table sets forth for the 12 month period prior to the date of this Prospectus details of the price at which securities have been issued or are to be issued by the Company, the number of securities issued at that price and the date on which the securities were issued:

Date of Issue	Type of Securities	No. of Common Shares	Issue or Exercise Price per Security	Reason for Issue
December 8, 2015	Compensation Warrants	368,062	$0.53	Underwriter's Warrants
December 8, 2015	Flow-through Shares	5,662,500	$0.53	Underwritten Private Placement
December 8, 2015	Common Shares	2,000,000	$0.48	Non-Brokered Private Placement
February 11, 2016	Restricted Share Unit	45,001	$0.60	Vesting of Restricted Share Unit
February 12, 2016	Stock Options	1,787,500	$0.84	Grant of Stock Options
April 7, 2016	Common Shares	26,667	$0.60	Exercise of Stock Options
April 19, 2016	Common Shares	667	$0.60	Exercise of Stock Options
April 25, 2016	Common Shares	20,000	$0.60	Exercise of Stock Options
April 25, 2016	Common Shares	16,667	$0.84	Exercise of Stock Options
May 10, 2016	Common Shares	667	$0.60	Exercise of Stock Options
May 12, 2016	Common Shares	37,500	$1.40	Exercise of Warrants
May 17, 2016	Units(1)	10,839,972	$1.20	Non-Brokered Private Placement
May 17, 2016	Warrants	225,300	$1.49	Finders’ Warrants
May 19, 2016	Common Shares	107,500	$1.40	Exercise of Warrants
May 20, 2016	Common Shares	225,000	$1.40	Exercise of Warrants
June 1, 2016	Common Shares	83,334	$0.84	Exercise of Stock Options
June 1, 2016	Common Shares	100,000	$0.60	Exercise of Stock Options
June 6, 2016	Common Shares	5,000	$1.40	Exercise of Warrants

Date of Issue	Type of Securities	No. of Common Shares	Issue or Exercise Price per Security	Reason for Issue
June 9, 2016	Common Shares	20,000	$1.40	Exercise of Warrants
June 10, 2016	Common Shares	52,500	$1.40	Exercise of Warrants
June 10, 2016	Stock Options	600,000	$1.73	Grant of Stock Options
June 13, 2016	Common Shares	15,000	$1.40	Exercise of Warrants
June 20, 2016	Common Shares	17,500	$1.40	Exercise of Warrants
June 28, 2016	Common Shares	262,300	$1.35	Exercise of Agent Warrants
June 28, 2016	Common Shares	10,000	$1.40	Exercise of Warrants
June 28, 2016	Stock Options	150,000	$1.78	Grant of Stock Options
June 30, 2016	Common Shares	18,500	$1.40	Exercise of Warrants
July 4, 2016	Common Shares	121,500	$1.40	Exercise of Warrants
July 5, 2016	Common Shares	200,000	$1.40	Exercise of Warrants
July 6, 2016	Common Shares	37,500	$1.40	Exercise of Warrants
July 7, 2016	Common Shares	10,000	$1.40	Exercise of Warrants
July 8, 2016	Common Shares	562,500	$1.40	Exercise of Warrants
July 11, 2016	Common Shares	67,400	$1.40	Exercise of Warrants
July 12, 2016	Common Shares	5,000	$1.40	Exercise of Warrants
July 14, 2016	Common Shares	2,500	$1.40	Exercise of Warrants
July 15, 2016	Common Shares	2,500	$1.40	Exercise of Warrants
July 18, 2016	Common Shares	193,675	$1.35	Exercise of Agent Warrants
July 18, 2016	Common Shares	950,000	$1.40	Exercise of Warrants
July 18, 2016	Common Shares	2,000	$0.60	Exercise of Stock Options
July 19, 2016	Common Shares	25,000	$1.40	Exercise of Warrants
July 20, 2016	Common Shares	205,000	$1.40	Exercise of Warrants
July 22, 2016	Common Shares	23,500	$1.40	Exercise of Warrants
July 26, 2016	Common Shares	2,500	$1.40	Exercise of Warrants

Notes:

(1)	Each unit consists of one common share and one-half of one non-transferable common share purchase warrants, each whole such warrant entitles the holder to purchase one additional common share of Alexco at a price of $1.75 until May 17, 2018.

TRADING PRICE AND VOLUME

The common shares of Alexco are listed and posted for trading on the TSX under the symbol "AXR", and on the NYSE MKT under the symbol "AXU". The following tables set forth the market price range and trading volumes of Alexco's common shares on each of the TSX and NYSE MKT for the 12 month period prior to the date of this Prospectus:

TSX

Period	Volume	High (C$)	Low (C$)
July 1-28, 2016	4,353,300	2.63	2.08
June 2016	3,239,100	2.10	1.37
May 2016	4,521,300	1.81	1.39
April 2016	7,099,400	1.58	1.15
March 2016	3,495,800	1.41	0.88
February 2016	2,247,800	1.07	0.55
January 2016	1,529,800	0.56	0.41
December 2015	1,554,400	0.53	0.43
November 2015	740,600	0.64	0.46
October 2015	505,600	0.67	0.54
September 2015	1,079,100	0.62	0.40
August 2015	966,500	0.48	0.40
July 2015	1,199,700	0.45	0.39
June 2015	677,000	0.57	0.43
May 2015	1,110,100	0.66	0.47
April 2015	1,460,100	0.42	0.52

NYSE MKT

Period	Volume	High (US$)	Low (US$)
July 1-28, 2016	16,933,600	2.04	1.60
June 2016	11,740,700	1.63	1.05
May 2016	12,157,100	1.25	1.07
April 2016	14,440,700	1.26	0.91
March 2016	9,074,600	0.67	1.09
February 2016	7,216,500	0.37	0.78
January 2016	4,324,600	0.39	0.28
December 2015	3,044,400	0.38	0.32
November 2015	2,416,100	0.50	0.34
October 2015	2,865,500	0.51	0.42
September 2015	3,832,100	0.49	0.31
August 2015	2,865,700	0.38	0.30
July 2015	3,375,800	0.35	0.29
June 2015	2,762,400	0.48	0.34
May 2015	3,151,100	0.38	0.51
April 2015	3,594,300	0.44	0.35

DIVIDEND POLICY

Alexco has not declared or paid any dividends on its common shares since the date of formation. Any decision to pay dividends on common shares in the future will be made by the board of directors on the basis of the earnings, financial requirements and other conditions existing at such time.

CONSOLIDATED CAPITALIZATION

The following table sets forth the Company's consolidated capitalization as of the dates indicated, adjusted to give effect to the material changes in the share capital of the Company since March 31, 2016, the date of the Company's financial statements most recently filed in accordance with NI 51-102. The table should be read in conjunction with the unaudited consolidated financial statements of the Company as at and for the three months ended March 31, 2016, including the notes thereto and management's discussion and analysis thereof.

	As at March 31, 2016 $ (000’s)	As at March 31, 2016 After Giving Effect on a Pro Forma Basis to the Private Placement and Other Issuances (1)(2)(3) $ (000’s)
Common Shares	$168,891,000 (77,271,024 shares)	$183,488,000 (91,540,373 shares)
Warrants	$1,405,000	$2,730,000
Share Options and RSU’s	$7,022,000	$7,131,000
Contributed Surplus	$12,386,000	$12,386,000
Accumulated Deficit	($115,796,000)	($115,796,000)
Accumulated Other Comprehensive Loss	($505,000)	($505,000)
Shareholders’ Equity	$73,403,000 (4)	$89,434,000 (4)

Current Liabilities	$2,619,000	$2,619,000
Non-Current Liabilities	$24,340,000	$24,340,000
Total Liabilities	$26,959,000	$26,959,000

Notes:

(1)	Subsequent to March 31, 2016, an additional 10,839,972 Common Shares were issued pursuant to non-brokered private placement (the “Private Placement”) which closed on May 17, 2016 for gross proceeds of $13,007,966 (net proceeds of $12,204,491). See "Prior Sales".
(2)	Subsequent to March 31, 2016, an additional 250,002 Common Shares were issued pursuant to the exercise of stock options for proceeds of $174,001. See "Prior Sales".
(3)	Subsequent to March 31, 2016, an additional 3,179,375 Common Shares were issued pursuant to the exercise of warrants for proceeds of $4,428,326. See "Prior Sales".
(4)	Shareholders’s Equity is determined by combining common shares, warrants, share options and RSU’s, contributed surplus, accumulated deficit and accumulated other comprehensive income or loss.

DESCRIPTION OF SHARE CAPITAL

Authorized Capital

The Company's authorized capital consists of an unlimited number of common shares without par value.

Common Shares

All of the Company's common shares have equal voting rights, and none of the common shares are subject to any further call or assessment. There are no special rights or restrictions of any nature attaching to any of the common shares and they all rank pari passu each with the other as to all benefits which might accrue to the holders of the common shares. The common shares are not convertible into shares of any other class and are not redeemable or retractable. As at the date of this Prospectus, 91,660,372 Common Shares were issued and outstanding (including 119,999 Common Shares held in trust in respect of the Company’s RSU Plan).

Options

As of the date of this Prospectus, there were options outstanding to purchase 6,414,495 common shares of the Company at exercise prices ranging from $0.60 to $8.13 with expiry dates ranging from January 24, 2017 to June 28, 2021.

Warrants

As of the date of this Prospectus, there were warrants outstanding to purchase 6,797,448 common shares of the Company at exercise prices ranging from $0.53 to $1.75 with expiry dates ranging from August 21, 2016, to May 17, 2018.

Restricted Share Units

As of the date of this Prospectus, there were restricted share units issued and outstanding in respect of which up to 490,906 common shares of the Company may be issued in settlement thereof.

DESCRIPTION OF SECURITIES OFFERED UNDER THIS PROSPECTUS

The Company may offer common shares, warrants, subscription receipts or units with a total value of up to Cdn$50,000,000 from time to time under this Prospectus, together with any applicable Prospectus Supplement, at prices and on terms to be determined by market conditions at the time of offering. This Prospectus provides you with a general description of the securities the Company may offer. Each time the Company offers securities, it will provide a Prospectus Supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate offering price;

•	original issue discount, if any;

•	rates and times of payment of dividends, if any;

•	redemption, conversion or exchange terms, if any;

•	conversion or exchange prices, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices and in the securities or other property receivable upon conversion or exchange;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important United States and Canadian federal income tax considerations.

A Prospectus Supplement may also add, update or change information contained in this Prospectus or in documents the Company has incorporated by reference. However, no Prospectus Supplement will offer a security that is not described in this Prospectus.

Description of Common Shares

The Company may offer common shares, which the Company may issue independently or together with warrants or subscription receipts, and the common shares may be separate from or attached to such securities. All of the Company's common shares have equal voting rights, and none of the common shares are subject to any further call or assessment. There are no special rights or restrictions of any nature attaching to any of the common shares and they all rank pari passu each with the other as to all benefits which might accrue to the holders of the common shares. The common shares are not convertible into shares of any other class and are not redeemable or retractable.

Description of Warrants

Warrants may be offered separately or together with other securities, as the case may be. Each series of warrants will be issued under a separate warrant indenture to be entered into between the Company and one or more banks or trust companies acting as warrant agent. The applicable Prospectus Supplement will include details of the terms and conditions of the warrants being offered. The warrant agent will act solely as the Company's agent and will not assume a relationship of agency with any holders of warrant certificates or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants offered under this Prospectus. The specific terms of the warrants, and the extent to which the general terms described in this section apply to those warrants, will be set forth in the applicable Prospectus Supplement. If applicable, the Company will file with the SEC as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 6-K that the Company files with the SEC, any warrant indenture or form of warrant describing the terms and conditions of such Warrants that the Company is offering before the issuance of such Warrants.

The particular terms of each issue of warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

•	the designation and aggregate number of warrants;

•	the price at which the warrants will be offered;

•	the currency or currencies in which the warrants will be offered;

•	the designation and terms of the common shares purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the number of common shares that may be purchased upon exercise of each warrant and the price at which and currency or currencies in which the common shares may be purchased upon exercise of each warrant;

•	the designation and terms of any securities with which the warrants will be offered, if any, and the number of the warrants that will be offered with each security;

•	the date or dates, if any, on or after which the warrants and the related securities will be transferable separately;

•	whether the warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

•	material United States and Canadian tax consequences of owning the warrants; and

•	any other material terms or conditions of the warrants.

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of common shares issuable upon exercise of the warrants.

The Company reserves the right to set forth in a Prospectus Supplement specific terms of the warrants that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the warrants described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such warrants.

Description of Subscription Receipts

The Company may issue subscription receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, common shares, warrants or a combination thereof. Subscription receipts will be issued pursuant to one or more subscription receipt agreements (each, a "Subscription Receipt Agreement"), each to be entered into between the Company and an escrow agent (the "Escrow Agent"), which will establish the terms and conditions of the subscription receipts. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. In the United States, the Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that the Company files with the SEC, any Subscription Receipt Agreement describing the terms and conditions of subscription receipts the Company is offering before the issuance of such subscription receipts. In Canada, the Company will file on SEDAR a copy of any Subscription Receipt Agreement after the Company has entered into it.

The following description sets forth certain general terms and provisions of subscription receipts and is not intended to be complete. The statements made in this Prospectus relating to any Subscription Receipt Agreement and subscription receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the Prospectus Supplement describing such Subscription Receipt Agreement. The Company urges you to read the applicable Prospectus Supplement related to the particular subscription receipts that the Company sells under this Prospectus, as well as the complete Subscription Receipt Agreement.

The Prospectus Supplement and the Subscription Receipt Agreement for any subscription receipts the Company offers will describe the specific terms of the subscription receipts and may include, but are not limited to, any of the following:

•	the designation and aggregate number of subscription receipts offered;

•	the price at which the subscription receipts will be offered;

•	the currency or currencies in which the subscription receipts will be offered;

•	the designation, number and terms of the common shares, warrants or combination thereof to be received by holders of subscription receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;

•	the conditions (the "Release Conditions") that must be met in order for holders of subscription receipts to receive for no additional consideration common shares, warrants or a combination thereof;

•	the procedures for the issuance and delivery of common shares, warrants or a combination thereof to holders of subscription receipts upon satisfaction of the Release Conditions;

•	whether any payments will be made to holders of subscription receipts upon delivery of the common shares, warrants or a combination thereof upon satisfaction of the Release Conditions (e.g., an amount equal to dividends declared on common shares by the Company to holders of record during the period from the date of issuance of the subscription receipts to the date of issuance of any common shares pursuant to the terms of the Subscription Receipt Agreement);

•	the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of subscription receipts, together with interest and income earned thereon (collectively, the "Escrowed Funds"), pending satisfaction of the Release Conditions;

•	the terms and conditions pursuant to which the Escrow Agent will hold common shares, warrants or a combination thereof pending satisfaction of the Release Conditions;

•	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions;

•	if the subscription receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the subscription receipts;

•	procedures for the refund by the Escrow Agent to holders of subscription receipts of all or a portion of the subscription price for their subscription receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•	any contractual right of rescission to be granted to initial purchasers of subscription receipts in the event this Prospectus, the Prospectus Supplement under which subscription receipts are issued or any amendment hereto or thereto contains a misrepresentation;

•	any entitlement of the Company to purchase the subscription receipts in the open market by private agreement or otherwise;

•	whether the Company will issue the subscription receipts as global securities and, if so, the identity of the depositary for the global securities;

•	whether the Company will issue the subscription receipts as bearer securities, registered securities or both;

•	provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the subscription receipts;

•	the identity of the Escrow Agent;

•	whether the subscription receipts will be listed on any exchange;

•	material United States and Canadian federal tax consequences of owning the subscription receipts; and

•	any other terms of the subscription receipts.

The holders of subscription receipts will not be shareholders of the Company. Holders of subscription receipts are entitled only to receive common shares, warrants or a combination thereof on exchange of their subscription receipts, plus any cash payments provided for under the Subscription Receipt Agreement, if the Release Conditions are satisfied. If the Release Conditions are not satisfied, the holders of subscription receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

The Company reserves the right to set forth in a Prospectus Supplement specific terms of the subscription receipts that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the subscription receipts described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such subscription receipts.

Description of Units

The Company may issue units comprised of one or more of the other securities described in this Prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included Security. The unit agreement, if any, under which a unit is issued may provide that the securities comprising the unit may not be held or transferred separately, at any time or at any time before a specified date. If applicable, the Company will file with the SEC as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 6-K that the Company files with the SEC, any unit agreement describing the terms and conditions of such units that Alexco is offering before the issuance of such units.

The particular terms and provisions of units offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such units.

•	The particular terms of each issue of units will be described in the related Prospectus Supplement. This description will include, where applicable:

•	the designation and aggregate number of units offered;

•	the price at which the units will be offered;

•	if other than Canadian dollars, the currency or currency unit in which the units are denominated;

•	the terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	the number of securities that may be purchased upon exercise of each unit and the price at which and currency or currency unit in which that amount of securities may be purchased upon exercise of each unit;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any other material terms, conditions and rights (or limitations on such rights) of the units.

The Company reserves the right to set forth in a Prospectus Supplement specific terms of the units that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the units described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such units.

DENOMINATIONS, REGISTRATION AND TRANSFER

The securities will be issued in fully registered form without coupons attached in either global or definitive form and in denominations and integral multiples as set out in the applicable Prospectus Supplement (unless otherwise provided with respect to a particular series of debt securities pursuant to the provisions of the applicable indenture, as supplemented by a supplemental indenture). Other than in the case of book-entry only securities, securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) in the city specified for such purpose at the office of the registrar or transfer agent designated by the Company for such purpose with respect to any issue of securities referred to in the Prospectus Supplement. No service charge will be made for any transfer, conversion or exchange of the securities, but we may require payment of a sum to cover any transfer tax or other governmental charge payable in connection therewith. Such transfer, conversion or exchange will be effected upon such registrar or transfer agent being satisfied with the documents of title and the identity of the person making the request. If a Prospectus Supplement refers to any registrar or transfer agent designated by the Company with respect to any issue of securities, we may at any time rescind the designation of any such registrar or transfer agent and appoint another in its place or approve any change in the location through which such registrar or transfer agent acts.

In the case of book-entry only securities, a global certificate or certificates representing the securities will be held by a designated depository for its participants. The securities must be purchased or transferred through such participants, which includes securities brokers and dealers, banks and trust companies. The depository will establish and maintain book-entry accounts for its participants acting on behalf of holders of the securities. The interests of such holders of securities will be represented by entries in the records maintained by the participants. Holders of securities issued in book-entry only form will not be entitled to receive a certificate or other instrument evidencing their ownership thereof, except in limited circumstances. Each holder will receive a customer confirmation of purchase from the participants from which the securities are purchased in accordance with the practices and procedures of that participant.

PLAN OF DISTRIBUTION

Alexco may sell the securities to or through underwriters or dealers, and also may sell securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the securities and the proceeds to the Company from the sale of the securities. Only those underwriters, dealers or agents named in a Prospectus Supplement will be the underwriters, dealers or agents in connection with the securities offered thereby.

The securities may be sold, from time to time, in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions deemed to be "at the market distributions" as defined in Canadian National Instrument 44-102 – Shelf Distributions, including sales made directly on the TSX, the NYSE MKT or other existing markets for the securities. Additionally, this Prospectus and any Prospectus Supplement may also cover the initial resale of the securities purchased pursuant thereto. The prices at which the securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Company.

In connection with any offering of securities, other than an "at-the-market distribution", the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

Unless otherwise specified in a Prospectus Supplement, there is no market through which the Company's warrants may be sold and you may not be able to resell any such securities purchased under this Prospectus or any Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, the securities (excluding any common shares) will not be listed on any securities exchange. This may affect the pricing of such securities on the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See "Risk Factors".

In connection with the sale of securities, underwriters, dealers and agents may receive compensation from the Company or from purchasers of the securities from whom they may act as agents in the form of discounts, concessions or commissions. Any such commissions will be paid out of the Company's general funds. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters and any discounts or commissions received by them from the Company and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under applicable securities legislation.

Underwriters, dealers and agents who participate in the distribution of the securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act of 1933 and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Those underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

CERTAIN INCOME TAX CONSIDERATIONS

Owning any of the Company's securities may subject you to tax consequences both in the United States and Canada.

Although the applicable Prospectus Supplement may describe certain Canadian and United States federal income tax consequences of the acquisition, ownership and disposition of any securities offered under this Prospectus by an initial investor, the Prospectus Supplement may not describe these tax consequences fully. You should consult your own tax advisor with respect to your particular circumstances.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The Company's auditors are PricewaterhouseCoopers LLP, Chartered Professional Accountants ("PwC"), of Suite 700, 250 Howe Street, Vancouver, British Columbia, V6C 3R8. PricewaterhouseCoopers LLP, Chartered Professional Accountants, as auditors of the Company, report that they are independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of British Columbia, Canada and within the meaning of independence under the standards of the PCAOB and SEC. The audited financial statements of the Company have been subject to audit by PricewaterhouseCoopers LLP, Chartered Professional Accountants.

The registrar and transfer agent for the Company's common shares is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia and Toronto, Ontario.

EXPERTS

Names of Experts

The following are the named persons responsible for the preparation of the EKHSD PEA, and at the date of that report were "qualified persons", and where indicated were independent, as then defined in NI 43-101:

Independent:

SRK Consulting (Canada) Inc. under the direction of Gilles Arseneau, Ph.D., P.Geo.,; Bruce Murphy, FSAIMM; Adrian Dance, P.Eng.; Kelly Sexsmith, P.Geo. and Stephen Taylor, P.Eng.

GeoStrat Consulting Services Inc. under the direction of David Farrow, Pr,Sci.Nat,P.Geo.

Tetra Tech EBA (formerly EBA Engineering Consultants Ltd.) under the direction of James Richard Trimble, P.Eng.

Non-Independent:

Alan McOnie, FAusIMM, Vice President, Exploration, Alexco

Scott Smith, P.Eng., consulting engineer to Alexco

Laura Battison, P.Geo., Geologist, Alexco (no longer employed with Alexco)

The Company's current Vice President, Exploration is, and has been through its most recently completed financial year, Alan McOnie, FAusIMM, a "qualified person" as defined in NI 43-101. Through its most recently completed financial year and until October 2013, the Company's Bellekeno Mine Manager was Scott Smith, P. Eng., and from October 2013 and continuing through the date hereof Scott Smith has acted as a consulting engineer to the Company. Scott Smith is a "qualified person" as defined in NI 43-101. Except where specifically indicated otherwise, during its most recently completed financial year and through the date hereof, disclosures by the Company of scientific and technical information regarding exploration projects on Alexco's mineral properties have been approved by Alan McOnie, while those regarding mine development and operations have been approved by Scott Smith.

Interests of Experts

Based on information provided by the other experts named above, other than with respect to Alan McOnie, Laura Battison and Scott Smith as described below, none of the experts named under "Names of Experts", when or after they prepared the statement, report or valuation, has received any registered or beneficial interests, direct or indirect, in any securities or other property of the Company or of one of the Company's associates or affiliates (based on information provided to the Company by the experts) or is or is expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associate or affiliate of the Company.

At the time of the preparation of the Alan McOnie was the Company's Vice President, Exploration, and Laura Battison was a Geologist for the Company, and accordingly neither was considered independent as defined in NI 43-101. Alan McOnie is currently an executive officer and Scott Smith was formerly the Bellekeno Mine Manager and is currently a consulting engineer of the Company, as described above. All of Alan McOnie, Laura Battison and Scott Smith have been granted stock options of the Company through the course of their respective employments; however, the individual interests held by each of them throughout their respective employment terms at all times represented less than one percent of the issued and outstanding common shares of the Company.

enforcement of judgments against foreign persons OR COMPANIES

The following persons reside outside of Canada or, in the case of companies, are incorporated, continued or otherwise organized under the laws of a foreign jurisdiction and each has appointed an agent listed below for service of process in Canada:

Name of Person	Name and Address of Agent
Clynton R. Nauman President, CEO & Director	Alexco Resource Corp., Suite 1225, Two Bentall Centre, 555 Burrard Street, Vancouver, British Columbia, V7X 1M9
Michael Winn Director	Alexco Resource Corp., Suite 1225, Two Bentall Centre, 555 Burrard Street, Vancouver, British Columbia, V7X 1M9

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction, or resides outside of Canada, even if the party has appointed an agent for service of process.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: (i) the documents referred to under the heading "Documents Incorporated by Reference"; (ii) consent of the Company's auditors, PricewaterhouseCoopers LLP; (iii) consents of Gilles Arseneau, Ken Reipas, Bruce Murphy, Adrian Dance, Kelly Sexsmith, Stephen Taylor, David Farrow, James Richard Trimble, Alan McOnie, Laura Battison and Scott Smith; and (iv) powers of attorney from the Company's directors and officers (included on the signature pages of the registration statement).

ADDITIONAL INFORMATION

Alexco has filed with the SEC a registration statement on Form F-10 relating to the securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

Alexco is subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act"), and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulators in Canada. Under a multijurisdictional disclosure system adopted by the United States and Canada, documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer within the meanings of rules made under the U.S. Exchange Act, Alexco is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Company's officers, directors and principal shareholders are exempt from the reporting and shortswing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, Alexco is not required to publish financial statements as promptly as U.S. companies.

You may read any document that we have filed with the SEC at the SEC's public reference room in Washington, D.C. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access their website at www.sec.gov for further information about the public reference room. You may read and download some of the documents we have filed with the SEC's Electronic Data Gathering and Retrieval system at www.sec.gov. You may read and download any public document that we have filed with the Canadian securities regulatory authorities at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES

The Company is a corporation existing under the Business Corporations Act (British Columbia). Most of the Company's directors and officers, and most of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of the Company's assets, are located outside the United States. As a result, it may be difficult for United States investors to effect service of process within the United States upon the Company or its directors, officers and experts who are not residents of the United States or to enforce judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws.

The Company filed with the SEC, concurrently with its registration statement on Form F-10 of which this Prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company has appointed DL Services Inc. as its agent for service of process in the United States in connection suit or proceeding brought against or involving the Company in a United States court arising out of or related to or concerning the offering of the securities under this Prospectus and any Prospectus Supplement.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification.

The Company is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, we may, subject to Section 163 of the Act:

(1)	indemnify an individual who:

•	is or was a director or officer of our company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

“proceeding” includes any legal proceeding or investigative action, whether current, threatened , pending or completed.

Under Section 161 of the Act, and subject to Section 163 of the Act, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

•	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

•	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

•	make any other order the court considers appropriate.

Section 165 of the Act provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our articles, and subject to the Act, we must indemnify our company’s directors and officers, and former directors, officers and alternate directors and their respective heirs and personal and other legal representatives to the greatest extent permitted by the Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBITS

See the Exhibit Index hereto which is incorporated herein by reference.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

Alexco Resource Corp. undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (the “Commission”) staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process.

(a)	Concurrently with the filing of this Registration Statement, Alexco Resource Corp. has filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

(b)	Any change to the name or address of the agent for service of Alexco Resource Corp. shall be communicated promptly to the Commission by an amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Alexco Resource Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on July 29, 2016.

ALEXCO RESOURCE CORP.

By:	/s/ Clynton R. Nauman
Name: Clynton R. Nauman
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated and on July 29, 2016:

Signature	Title

/s/ Clynton R. Nauman	Chief Executive Officer and Director
Clynton R. Nauman	(Principal Executive Officer)

/s/ Michael Clark	Chief Financial Officer (Principal Financial and Accounting Officer)
Michael Clark	(Principal Financial and Accounting Officer)

* /s/ Michael Clark	Chairman and Director
Michael D. Winn

* /s/ Michael Clark	Director
Rick Van Nieuwenhuyse

* /s/ Michael Clark	Director
Terry Krepiakevich

* /s/ Michael Clark	Director
Richard N. Zimmer

* By:	/s/ Michael Clark
Michael Clark, Attorney-in-Fact.
AUTHORIZED REPRESENTATIVE

III-2

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of the Registrant in the United States, on July 29, 2016.

ALEXCO RESOURCE U.S. CORP.

/s/	Michael Clark
Michael Clark
Chief Financial Officer

III-3

EXHIBIT INDEX

Exhibit	Description

4.1*	Annual Information Form dated March 23, 2016 for the year ended December 31, 2015, incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K filed with the Commission on April 11, 2016.
4.2*	Audited consolidated financial statements of the Registrant for the years ended December 31, 2015, 2014 and 2013 together with the notes thereto and the auditors’ report thereon and related management’s discussion and analysis, incorporated by reference to Item 18 to the Registrant’s Annual Report on Form 20-F filed with the Commission on April 22, 2016 and Exhibit 99.3 to the Registrant’s Report on Form 6-K furnished with the Commission on April 11, 2016.
4.3*	Unaudited interim condensed consolidated financial statements of the Registrant for the three months ended March 31, 2016 and March 31, 2015, together with the notes thereto and related management’s discussion and analysis, incorporated by reference to Exhibits 99.1 and 99.2 to the Registrant’s Report on Form 6-K furnished with the Commission on May 11, 2016.
4.4*	Management information circular dated April 29, 2016, prepared in connection with the Registrant’s annual general meeting of shareholders to be held on June 9, 2016, incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished with the Commission on April 29, 2016.
4.5*	Material change report dated April 29, 2016 in respect of the announcement of a private placement of units, incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished with the Commission on April 29, 2016.
4.6*	Material change report dated May 24, 2016 in respect of the private placement of units for aggregate gross proceeds of $13,007,966 completed on May 17, 2016, incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished with the Commission on May 24, 2016.
5.1	Consent of PricewaterhouseCoopers LLP.
5.2*	Consent of Gilles Arseneau, Ph.D., P.Geo.
5.3*	Consent of Ken Reipas
5.4*	Consent of Bruce Murphy, FSAIMM.
5.5*	Consent of Adrian Dance, P.Eng.
5.6*	Consent of Kelly Sexsmith, P.Geo.
5.7*	Consent of Stephen Taylor, P.Eng.
5.8*	Consent of David Farrow, Pr,Sci.Nat,P.Geo..
5.9*	Consent of James Richard Trimble, P.Eng.
5.10*	Consent of Alan McOnie, FAusIMM.
5.11*	Consent of Laura Battison, P.Geo.
5.12*	Consent of Scott Smith, QP
6.1*	Powers of Attorney
*	Previously filed or furnished to the Commission